Exhibit 99.1

GOLDLAND HOLDINGS CO. (GHDC) ENACTS “STOP TRANSFER INSTRUCTIONS” ON OVER 70 MILLION SHARES

Toronto, Ontario- July 14, 2015 – Goldland Holdings Co. (GHDC.OTC-PINK) announces the implementation and filing of immediate “STOP TRANSFER INSTRUCTIONS” on over 70 million shares.

CEO Mr. Paul Parliament stated, “Effective immediately, GoldLand Holdings Co. has taken steps and has filed with its transfer agent, ‘Stop Transfer Instructions’ on 74,990,724 shares held by the previous management and their associates.  In light of recent negotiations breaking down, in which the Company would regain the missing Company files and financial records taken by the previous management, we had no alternative other than to protect our shareholders and investors moving forward.”

Mr. Parliament went on to say, “As the Company starts to look to the future and begin to engage solid growth plans, we can’t have anything hindering us from the past.  While we wished we could have come to an agreement to regain the Company’s records, we were not prepared to simply ‘sell our souls to the devil,’ so to speak.  We as a Company, will now simply move forward with our plans, file current financials, aggressively grow the business, and pursue shareholder value.”

The complete details of these “Stop Transfer Instructions” will be released today in an 8-K filing. The 74,990,724 shares represent  39.54% of the 189,640,341 current outstanding common shares.

GoldLand Holdings Co. reports this to be an important positive move and a solid component of the overall growth plan.

About GoldLand Holdings Co:

GoldLand Holdings Co. (OTC PINK: GHDC) is a diversified Company, holding gold and silver mining properties in North America, with an aggressive growth strategy driven through mergers, acquisitions, and new ventures. This will result in a multi-divisional, financially viable and profitable wholly owned subsidiary model company.

SAFE HARBOR:

GoldLand Holdings Co. cautions that the statements made in this press release and other forward looking statements made on behalf of the company may be affected by such other factors including, but not limited to, vagaries of trade, market competition and other risks detailed herein and from time to time in the U.S. Securities and Exchange Commission filings of the Company.